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                                                               EXHIBIT 12
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                                                               EXHIBIT 12
                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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                                                       Nine
                                                       Months
                                                       Ended                     Years Ended December 31,
                                                    September 30,----------------------------------------------------------
                                                        1998        1997        1996        1995        1994        1993
                                                    ------------ ----------  ----------  ----------  ----------  ----------
Earnings:
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                          $   337,132 $   388,172 $   317,949 $   312,938 $   179,762 $   276,163

  Fixed charges, excluding interest on deposits           154,722     175,609     126,188     119,424      85,768      55,740
                                                        ----------  ----------  ----------  ----------  ----------  ----------
       Earnings including fixed charges but
         excluding interest on deposits                   491,854     563,781     444,137     432,362     265,530     331,903

  Interest on deposits                                    426,221     460,418     392,504     363,488     274,211     288,397
                                                        ----------  ----------  ----------  ----------  ----------  ----------
       Earnings including fixed charges and
         interest on deposits                         $   918,075 $ 1,024,199 $   836,641 $   795,850 $   539,741 $   620,300
                                                        ==========  ==========  ==========  ==========  ==========  ==========

Fixed Charges:

  Interest Expense:

     Short-term borrowings                            $    96,806 $   112,794 $    62,071 $    47,740 $    39,681 $    18,010

     Long-term borrowings                                  50,235      52,574      55,363      64,363      39,168      30,860

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                              7,681      10,241       8,754       7,321       6,919       6,870
                                                        ----------  ----------  ----------  ----------  ----------  ----------
     Fixed charges excluding interest on deposits         154,722     175,609     126,188     119,424      85,768      55,740

     Interest on deposits                                 426,221     460,418     392,504     363,488     274,211     288,397
                                                        ----------  ----------  ----------  ----------  ----------  ----------
     Fixed charges including interest on deposits     $   580,943 $   636,027 $   518,692 $   482,912 $   359,979 $   344,137
                                                        ==========  ==========  ==========  ==========  ==========  ==========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                             3.18 x      3.21 x      3.52 x      3.62 x      3.10 x      5.95 x

  Including interest on deposits                             1.58 x      1.61 x      1.61 x      1.65 x      1.50 x      1.80 x
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